Exhibit (c)(9) Shareholder Analysis February 2024 PRELIMINARY DRAFT / HIGHLY CONFIDENTIAL

Shareholder Overlap Analysis

As of January 30, 2024

- Indiana's shareholder base owns ~11.7% of Arizona equivalent to ~63.4% of the remaining TSO of Arizona (18.5%) if excluding Indiana's 81.5% stake

Top 30 Shareholders of Arizona

		Arizona		Indiana	
Institution	Style	% of TSO	Current Holdings ($MM)	% of TSO	Current Holdings ($MM)
Indiana	Strategic	81.5	9,681	-	-
Queens	Strategic	3.7	442	8.5	6,636
The Vanguard Group, Inc.	Index	2.0	236	2.7	2,134
ATLAS Infrastructure Partners (UK) Ltd	n/a	1.6	192	-	-
BlackRock Institutional Trust Company, N.A.	Index	1.0	116	5.2	4,039
City National Rochdale, LLC	Yield	0.8	99	-	-
First Trust Advisors L.P.	Index	0.6	74	0.0	11
Mackenzie Financial Corporation	Core Growth	0.5	59	0.1	40
State Street Global Advisors (US)	Index	0.4	47	0.2	185
BlackRock Asset Management Ireland Limited	Index	0.3	39	-	-
Robeco Switzerland Ltd.	Specialty	0.3	32	-	-
Parametric Portfolio Associates LLC	Aggressive Growth	0.3	32	0.0	10
Geode Capital Management, L.L.C.	Index	0.3	30	0.6	454
AQR Capital Management, LLC	Hedge Fund	0.2	27	0.0	3
Legal & General Investment Management Ltd.	Index	0.2	26	0.1	77
Zimmer Partners, LP	Hedge Fund	0.2	23	-	-
Gabelli Funds, LLC	Core Value	0.2	23	0.0	9
Two Sigma Investments, LP	Hedge Fund	0.2	22	-	-
JP Morgan Asset Management	GARP	0.2	19	0.2	157
Atlas Funds Management Pty Ltd	n/a	0.2	19	-	-
Aperio Group, LLC	Index	0.2	19	0.0	0
Squarepoint Capital LLP	Hedge Fund	0.1	17	-	-
Charles Schwab Investment Management, Inc.	Index	0.1	17	0.3	215
Voloridge Investment Management, LLC	Hedge Fund	0.1	14	-	-
Greenchip Financial Corp.	n/a	0.1	14	-	-
Goldman Sachs Asset Management, L.P.	Core Growth	0.1	13	0.1	67
Accrued Equities, Inc.	GARP	0.1	12	0.0	17
Dimensional Fund Advisors, L.P.	Deep Value	0.1	11	0.1	95
Mirae Asset Global Investments (USA) LLC	Index	0.1	11	0.0	0
Trillium Asset Management, LLC	Core Growth	0.1	10	-	-
Top 30 Overlapping Shareholders		**10.2**	**1,214**	**18.2**	**14,151**
Total Overlapping Shareholders		**11.7**	**1,383**	**30.8**	**23,912**

Top 30 Shareholders of Indiana

		Indiana		Arizona	
Institution	Style	% of TSO	Current Holdings ($MM)	% of TSO	Current Holdings ($MM)
Queens	Strategic	8.5	6,636	3.7	442
BlackRock Institutional Trust Company, N.A.	Index	5.2	4,039	1.0	116
Norges Bank Investment Management (NBIM)	Core Value	3.6	2,787	0.1	9
The Vanguard Group, Inc.	Index	2.7	2,134	2.0	236
BlackRock Advisors (UK) Limited	Index	0.9	708	0.0	0
MFS Investment Management	Core Growth	0.8	656	0.0	0
Fidelity International	Core Growth	0.8	654	-	-
Amundi Asset Management, SAS	GARP	0.7	573	0.0	2
Capital Research Global Investors	Growth	0.7	566	-	-
Wellington Management Company, LLP	Core Value	0.7	559	0.0	4
Pictet Asset Management Ltd.	Core Growth	0.6	496	-	-
Geode Capital Management, L.L.C.	Index	0.6	454	0.3	30
Deka Investment GmbH	Core Growth	0.5	361	0.0	2
BlackRock Investment Management (UK) Ltd.	Core Growth	0.5	355	0.1	10
Ninety One UK Limited	Core Growth	0.4	280	-	-
JPMorgan Asset Management U.K. Limited	Core Growth	0.3	255	0.0	0
BlackRock Asset Management Deutschland AG	Index	0.3	247	-	-
Amundi Ireland Limited	GARP	0.3	246	-	-
PGGM Vermogensbeheer B.V.	GARP	0.3	231	0.0	1
Nuveen LLC	GARP	0.3	219	0.0	5
Charles Schwab Investment Management, Inc.	Index	0.3	215	0.1	17
Nordea Funds Oy	GARP	0.3	215	-	-
DWS International GmbH	n/a	0.3	202	-	-
UBS Asset Management (UK) Ltd.	Core Value	0.2	192	0.0	4
Mirova US LLC	n/a	0.2	192	-	-
State Street Global Advisors (US)	Index	0.2	185	0.4	47
Union Investment Privatfonds GmbH	Core Growth	0.2	175	-	-
Santander Asset Management	Core Growth	0.2	172	-	-
Allianz Global Investors GmbH	GARP	0.2	172	-	-
Schroder Investment Management Ltd. (SIM)	Core Growth	0.2	170	-	-
Top 30 Overlapping Shareholders		**26.5**	**20,560**	**7.8**	**926**
Total Overlapping Shareholders		**30.8**	**23,912**	**11.7**	**1,383**

Source: Refinitiv Eikon

Denotes overlapping holders

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Subfund Analysis

Total Shares Outstanding
~387MM Shares

Float[3]
~18.3% of TSO
~71MM Shares

Institutional Investors[3]
~17.6% of TSO
~54MM Shares

Reported Subfunds[3]
~11.2% of TSO
~29MM Shares

Top 30 Subfunds[3]
~9.4% of TSO
~22MM Shares

Investors with Potential Appetitive in shares[3] ★
~4.7% of TSO
~22MM Shares

★ *Indicates ability to hold European stocks and current ownership of Indiana shares*

16 of Top 30 Arizona Subfund Holders Can Also Hold European Stocks [1][2]

	Arizona US	RWE Germany	EDP Portugal	Enel Italy	Indiana Spain	National Grid UK	Eur. Peers Owned	Holds Any Eur. Listed Co.	Index Relevant Mandate Notes	Can Own Eur. Stock?
★ Queens	3.72%	-	-	-	8.54%	-	1/5			Y
Vanguard Total Stock Market Index Fund	0.64%	-	-	-	-	-	0/5	N	U.S. total market index	N
ATLAS Global Infrastructure Fund	0.63%	-	-	0.13%	-	0.18%	2/5			Y
First Trust Value Line Dividend Index Fund	0.52%	-	-	-	-	-	0/5	N	Excludes companies not listed in the U.S.	N
Vanguard Mid-Cap Index Fund	0.45%	-	-	-	-	-	0/5	N	Targets U.S. companies	N
Mackenzie Greenchip Global Envr AllCap Fund	0.33%	-	0.33%	0.12%	-	-	2/5			Y
★ iShares Global Clean Energy UCITS ETF	0.32%	-	0.71%	-	0.25%	-	2/5			Y
RobecoSAM Smart Energy Equities	0.27%	-	-	-	-	-	0/5	Y		Y
Vanguard Extended Market Index Fund	0.25%	-	-	-	-	-	0/5	N	Universe: S&P TMI Index - must be listed on a U.S. exchange	N
★ iShares Global Clean Energy ETF	0.25%	-	0.56%	-	0.20%	-	2/5			Y
Vanguard Value Index Fund	0.17%	-	-	-	-	-	0/5	N	Represents 100% of the U.S. investable equity market	N
Vanguard Mid-Cap Value Index Fund	0.16%	-	-	-	-	-	0/5	N	Companies in CRSP U.S. Total Market	N
Atlas Infrastructure Australian Feeder Fund	0.15%	-	-	0.03%	-	0.05%	2/5			Y
Vanguard Utilities Index Fund	0.12%	-	-	-	-	-	0/5	N	Large and mid cap segments of the U.S. equity universe	N
★ Stichting Pensioenfonds Zorg en Welzijn	0.12%	0.00%	0.05%	0.06%	0.30%	0.12%	5/5			Y
ATLAS Infrastructure Australian Feeder Fd AUD Hedged Class	0.12%	-	-	0.04%	-	0.04%	2/5			Y
iShares US Infrastructure ETF	0.12%	-	-	-	-	-	0/5	N	Universe: Common stocks with a primary listing of the NYSE, NYSE American or NASDAQ	N
★ JPM Global Income	0.10%	-	0.03%	0.04%	0.07%	0.01%	4/5			Y
★ New Alternatives Fund, Inc.	0.10%	-	0.01%	0.03%	0.02%	-	3/5			Y
State Street Russell Small/Mid Cap Idx SL	0.10%	-	-	-	-	-	0/5	Y		Y
SSgA Russell Small/Mid Cap Index SL	0.09%	-	-	-	-	-	0/5	Y		Y
Fidelity Extended Market Index Fund	0.09%	-	-	-	-	-	0/5	N	Subindex of the Dow Jones U.S. Total Stock Market Index that excludes components of the S&P 500	N
Global X SuperDividend U.S. ETF	0.09%	-	-	-	-	-	0/5	N	Market performance of companies in the U.S. that have a high dividend yield and low beta	N
Vanguard High Dividend Yield Index Fund	0.08%	-	-	-	-	-	0/5	N	Derived from the U.S. component of the FTSE Global Equity Index Series (GEIS)	N
★ Statens Pensjonsfond Utland	0.08%	-	2.94%	2.16%	3.59%	2.13%	4/5			Y
Schwab Fundamental US Small Company Index ETF	0.07%	-	-	-	-	-	0/5	N	U.S. focused index	N
First Trust Utilities Alphadex	0.07%	-	-	-	-	-	0/5	N	Index universe is Russell 1000: large-cap segment of the U.S. equity universe	N
AQR Large Cap Defensive Style Fund	0.06%	-	-	-	-	-	0/5	N	Pursues a defensive strategy that seeks to provide exposure to the U.S. market with lower risk	N
Indosuez Objectif Terre	0.06%	-	-	-	-	-	0/5	Y		Y
PATRIZIA Low Carbon Core Infrastructure Fund	0.06%	-	-	-	-	0.02%	1/5			Y
Total	**9.40%**	**0.00%**	**4.62%**	**2.61%**	**12.98%**	**2.55%**				

4.7% of Arizona shareholders might be willing to accept shares of Indiana as consideration given that they already own shares of Indiana and their ability to hold European stocks

Notes:
1. Refinitiv Eikon data as of 3Q'23 filings
2. Analysis includes Queens, though at the parent-level rather than subfund level
3. Including Queens stake

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Accretion / (Dilution) Analysis at Different Prices [1]

Assuming 4.7% of TSO, Equivalent to 25.4% of the Free Float is Paid in Shares

	Financing Impact					Accretion / (Dilution)		
	Deal Size [2]	Paid in Cash / Equity	o.w. Debt	o.w. Equity	% Indiana Market Cap [3]	2024PF	2025	2026
$38.0p.s. Offer Price	$2.7Bn	75% / 25%	$2.0Bn	$0.7Bn	0.9%	(0.2%)	(0.6%)	0.2%
$40.0p.s. Offer Price	$2.9Bn		$2.1Bn	$0.7Bn	1.0%	(0.3%)	(0.7%)	0.1%
$38.0p.s. Offer Price	$2.7Bn	100% / 0%	$2.7Bn	n.a.	n.a.	0.2%	(0.2%)	0.6%
$40.0p.s. Offer Price	$2.9Bn		$2.9Bn	n.a.	n.a.	0.1%	(0.3%)	0.5%

Impact if Indiana issues new shares for the transaction

Alternatively Indiana Could Buy Stock in the Market for the Deal – Equivalent to 100% Cash Transaction from Accretion / Dilution Perspective

Source: Company information and Capital IQ as of January 4, 2024

Notes:
1. Assuming no synergies and no transaction costs; additional debt assumed at 4.81% interest rate cost and 26.5% corporate tax rate per Indiana management. Indiana TSO of 6,239MM based on public company numbers as of January 4, 2024. Exchange rate of $1.096 per euro
2. Assuming 388MM FDSO (Fully Diluted Shares Outstanding) for Arizona based on Q3 TSO of 387MM and including 1.1MM in PSUs (Phantom Shared Units) and RSUs (Restricted Stock Units) nonvested as of December 2022 and 0.4MM in PSUs and RSUs granted and settled between January and July 2023, in each case, based on public company numbers
3. Equivalent to the financing impact paid in equity over Indiana market cap; Assuming 6,239MM shares and new shares issued at €12.0 p.s., closing price as of January 4, 2024

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